Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-58324, No. 333-90076, No. 333-110068, No. 333-127465 and No. 333-132997) and on Form S-3 (No. 333-105789, No. 333-109057, No. 333-112599 and No. 333-123198) of Agere Systems Inc. of our report dated November 29, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 29, 2006